Exhibit 2.1

BUSINESS COMBINATION AGREEMENT WAIVER

This BUSINESS COMBINATION AGREEMENT WAIVER (this “Waiver”), is entered into as of December 6, 2024, by and among Thunder Bridge Capital Partners IV, Inc., a Delaware corporation (“Thunder Bridge”), Coincheck Group B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (“PubCo”), M1 Co G.K., a Japanese limited liability company (godo kaisha) (“HoldCo”), Coincheck Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Coincheck, Inc., a Japanese joint stock company (kabushiki kaisha) (the “Company”). Thunder Bridge, PubCo, HoldCo, Merger Sub and the Company are collectively referred to herein as the “Parties” and individually as a “Party.” Unless otherwise specified, capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement (as defined below).

RECITALS

WHEREAS, the Parties entered into that certain Business Combination Agreement, dated as of March 22, 2022 (as amended by that certain Amendment to Business Combination Agreement dated as of May 31, 2023, that certain Second Amendment to Business Combination Agreement dated as of May 28, 2024, that certain Third Amendment to Business Combination Agreement dated as of October 8, 2024 and as amended, restated or otherwise modified from time to time, the “Agreement”);

WHEREAS, pursuant to Section 14.01 of the Agreement, the Parties desire to provide a waiver as described below.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth in this Waiver, and intending to be legally bound, the Parties hereby provide the waiver described in Section 1 below:

1.	Waiver. Each of the Parties hereby irrevocably waives the condition set forth in Section 12.03(c) of the Agreement.

2.	Ratification of Binding Provisions. All paragraphs, provisions and clauses in the Agreement not modified by this Waiver shall remain in full force and effect as originally written.

3.	Governing Law. This Waiver, and all claims or causes of action based upon, arising out of, or related to this Waiver, shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, including its statute of limitations, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws or statute of limitations of another jurisdiction.

4.	Counterparts. This Waiver may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Waiver to be duly executed as of the date first written above.

THUNDER BRIDGE CAPITAL PARTNERS IV, INC.

By:	/s/ Gary A. Simanson
Name:	Gary A. Simanson
Title:	Chief Executive Officer

[Signature Page to Waiver Letter to Business Combination Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Waiver to be duly executed as of the date first written above.

COINCHECK GROUP B.V.

By:	/s/ Oki Matsumoto
Name:	Oki Matsumoto
Title:	Managing Director

M1 CO G.K.

By:	/s/ Akira Inoue
Name:	Akira Inoue
Title:	Executive Manager

COINCHECK MERGER SUB, INC.

By:	/s/ Akira Inoue
Name:	Akira Inoue
Title:	President & Secretary

COINCHECK, INC.

By:	/s/ Satoshi Hasuo
Name:	Satoshi Hasuo
Title:	Chairman, Representative Director & Executive Director

[Signature Page to Waiver Letter to Business Combination Agreement]